PLAN OF DISSOLUTION
                               OF BE INCORPORATED

   This Plan of Dissolution (the "Plan") is intended to accomplish the dissolution and winding-up of Be Incorporated, a Delaware corporation ("Be"), in accordance with the Delaware General Corporation Law, as follows:

   1. The Board of Directors of Be (the "Board of Directors") has adopted this Plan and called a special meeting (the "Meeting") of the holders of Be's common stock to approve dissolution of Be pursuant to this plan of dissolution. If stockholders holding a majority of Be's outstanding common stock, par value $0.001 per share (the "Common Stock"), vote in favor of the approval of this Plan at the Meeting, the Plan shall constitute the adopted Plan of Be as of the date of the Meeting, or such later date on which the stockholders may approve the dissolution of Be pursuant to the Plan if the Meeting is adjourned to a later date (the "Adoption Date").

   2. Pursuant to the terms of that certain Asset Purchase Agreement dated as of August 16, 2001, as amended, among Be, Palm, Inc. ("Palm") and ECA Subsidiary Acquisition Corporation, an indirect wholly owned subsidiary of Palm (the "Purchase Agreement"), Be will be retaining certain rights, assets and liabilities in connection with the sale of assets pursuant to the Purchase Agreement, including its cash and cash equivalents, receivables, certain contractual rights, and rights to assert and bring certain claims and causes of action, including under antitrust laws. If, notwithstanding the approval of the dissolution pursuant to his Plan by the stockholders of Be, the Board of Directors determines that it would be in the best interests of Be's stockholders or creditors for Be not to dissolve, including in order to permit Be to pursue (or more easily pursue) and retained claims or causes of action, the dissolution of Be pursuant to this Plan may be abandoned or delayed until a future date to be determined by B oard of Directors.

   3. From and after the Adoption Date, contingent upon the consummation of the transactions contemplated by the Purchase Agreement, and subject to the discretionary right of the Board of Directors to abandon or delay implementation of this Plan as described in Section 2 above, Be shall complete the following corporate actions:

      (a) Be shall determine whether and when to (i) transfer Be's remaining property and assets to a liquidating trust (established pursuant to Section 6 hereof), or (ii) collect, sell, exchange or otherwise dispose of all of its property and assets in one or more transactions upon such terms and conditions as the Board of Directors, in its absolute discretion, deems expedient and in the best interests of Be and the stockholders and creditors of Be, without any further vote or action by Be's stockholders. It is understood that Be will be permitted to commence the sale and disposition of its assets as soon as possible following the adoption of this Plan by the Board of Directors and approve of the dissolution of Be pursuant to this Plan by the stockholders of Be in order to attain the highest value for such assets and maximize value for its stockholders and creditors. Be's assets and properties may be sold in bulk to one buyer or a small number of buyers or on a piecemeal basis to numerous buyers. Be will not be required to obtain appraisals or other third party opinions as to the value of its properties and assets in connection with the liquidation. In connection with such collection, sale, exchange and other disposition, Be shall use commercially reasonable collect or make provision for the collection of all accounts receivable, debts and claims owing to Be.

      (b) Be shall pay or, as determined by the Board of Directors, make reasonable provision to pay, all claims, liabilities and obligations of Be, including all unascertained, contingent, conditional or unmatured claims known to Be and all claims which are known to Be but for which the identity of the claimant is unknown.

      (c) Subject to the approval of any such distribution by the Board of Directors, Be shall distribute pro rata to its stockholders available cash, including the cash proceeds of any sale, exchange or disposition,

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   except  such cash,  property or assets as are  required  for paying or making reasonable provision for the liabilities and obligations of Be. Such distribution may occur all at once or in a series of distributions and shall be in cash or assets, in such amounts, and at such time or times, as the Board of Directors or the Trustees (as defined in Section 6 hereof), in their absolute discretion, may determine. If and to the extent deemed necessary, appropriate or desirable by the Board of Directors or the Trustees, in their absolute discretion, Be may establish and set aside a reasonable amount of cash and/or property (the "Contingency Reserve") to satisfy claims against and unmatured or contingent liabilities and obligation of Be, including, without limitation, tax obligations, and all expenses of the sale of Be's property and assets, of the collection and defense of Be's property and assets, and the liquidation and dissolution provided for in this Plan.

   4. Any distributions to the stockholders of Be pursuant to Section 3 and 6 hereof shall be in complete redemption and cancellation of all of the outstanding Common Stock of Be. As a condition to receipt of any distribution to Be's stockholders, the Board of Directors or the Trustees, in their absolute discretion, may require the stockholders to (i) surrender their certificates evidencing the Common Stock to Be or its agents for recording of such distributions thereon or (ii) furnish Be with evidence satisfactory to the Board of Directors or the Trustees of the loss, theft or destruction of their certificates evidencing the Common Stock, together with such surety bond or other security or indemnity as may be required by and satisfactory to the Board of Directors or the Trustees. As a condition to receipt of any final distribution to Be's stockholders, the Board of Directors or the Trustees, in their absolute discretion, may require the stockholders to (i) surrender their certificates evidencing the Common Stock to Be or its agent for cancellation or
(ii) furnish Be with such security or indemnity. The Company will finally close its stock transfer books and discontinue recording transfers of Common Stock on the earliest to occur of (i) the close of business on the record date fixed by the Board of Directors for the final liquidating distribution, (ii) the close of business on the date on which the remaining assets of Be are transferred to the Trust or (iii) such other date on which the Board of Directors, in accordance with applicable law, determines and close such stock transfer books, and thereafter certificates representing Common Stock will not be assignable or transferable on the books of Be except by will, intestate succession, or operation of law.

   5. If any distribution to a stockholder cannot be made, whether because the stockholder cannot be located, has not surrendered its certificates evidencing the Common Stock as required hereunder or for any other reason, the distribution to which such stockholder is entitled (unless transferred to the Trust established pursuant to Section 6 hereof) shall be transferred, at such time as the final liquidating distribution is made by Be, to the official of such state or other jurisdiction authorized by applicable law to receive the proceeds of such distribution. The proceeds of such distribution shall thereafter be held solely for the benefit of and for ultimate distribution to such stockholder as the sole equitable owner thereof and shall be treated as abandoned property and escheat to the applicable state or other jurisdiction in accordance with applicable law. In no event shall the proceeds of any such distribution revert to or become the property of Be.

   6. If deemed necessary, appropriate or desirable by the Board of Directors, in its absolute discretion, in furtherance of the liquidation and distribution of Be's assets to the stockholders, as a final liquidating distribution or from time to time, Be shall transfer to one or more liquidating trustees (the "Trustees"), for the benefit of its stockholders and/or creditors, under one or more liquidating trusts (each a "Trust" and collectively the "Trusts"), any assets of Be which are (i) not reasonably susceptible to distribution to the stockholders, including without limitation non-cash assets and assets held on behalf of the stockholders (a) who cannot be located or who do not tender their certificates evidencing the Common Stock to Be or its agent as herein above required or (b) to whom distributions may not be made based upon restrictions under contract or law, including, without limitation, restrictions of the federal securities laws and regulations promulgated thereunder, or (ii) held as the Contingen cy Reserve. The Board of Directors is hereby authorized to appoint one or more individuals, corporations, partnerships or other persons, or any combination thereof, including, without limitation, any one or more officers, directors, employees, agents or representatives of Be, to act as the initial Trustee or Trustees for the benefit of the stockholders and to receive any assets of Be. Any Trustees appointed as provided in the preceding sentence shall succeed to all right, title and interest of Be of any kind and character with respect to such transferred assets and, to the extent of the assets so transferred and solely in their capacity as Trustees, shall assume all of the liabilities

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and obligations of Be, including, without limitation, any unsatisfied claims and unascertained or contingent liabilities. Further, any conveyance of assets to the Trustees shall be deemed to be a distribution of property and assets by Be to the stockholders for the purposes of Section 3 of this Plan. Any such conveyance to the Trustees shall be in trust for the creditors and the stockholders of Be. Be, subject to this Section and as authorized by the Board of Directors, in its absolute discretion, may enter into one or more liquidating trust agreements with the Trustees, on such terms and conditions as the Board of Directors, in its absolute discretion, may deem necessary, appropriate or desirable. Approval of the dissolution of Be pursuant to this Plan by the holders of a majority of the outstanding Common Stock shall constitute the approval of the stockholders of any such appointment, any such liquidating trust agreement and any transfer of assets by Be to the Trust, or Trusts, as their act and as a part h ereof as if herein written.

   7. After the Adoption Date, but subject to Section 2 above, the officers of Be shall, at such time as the Board of Directors, in its absolute discretion, deems necessary, appropriate or desirable, obtain any certificates required from the Delaware tax authorities and, upon obtaining such certificates, Be shall file with the Secretary of State of the State of Delaware a certificate of dissolution in accordance with the Delaware General Corporation Law. After the filing of the Certificate of Dissolution, Be shall not engage in any business activities except to the extent necessary to preserve the value of its assets, wind-up its business affairs and distribute its assets in accordance with this Plan.

   8. Approval of the dissolution of Be pursuant to this Plan by holders of a majority of the outstanding Common Stock shall constitute the approval of the stockholders of the sale, exchange or other disposition in liquidation of all of the property and assets of Be, whether such sale, exchange or other disposition occurs in one transaction or a series of transactions, and shall constitute ratification of all contracts for sale, exchange or other disposition which are conditioned on approval of this Plan.

   9. In connection with and for the purposes of implementing and assuring completion of this Plan, Be may, in the absolute discretion of the Board of Directors, pay any brokerage, agency, professional and other fees and expenses of persons rendering services to Be in connection with the collection, sale, exchange or other disposition of Be's property and assets and the implementation of this Plan.

   10. In connection with and for the purpose of implementing and assuring completion of this Plan, Be may, in the absolute discretion of the Board of Directors, pay Be's officers, directors, employees, agents and representatives, or any of them, compensation or additional compensation above their regular compensation, in money or other property, as severance, bonus, acceleration of vesting of stock or stock options, or in any other form, in recognition of the extraordinary efforts they, or any of them, will be required to undertake, or actually undertake, in connection with the implementation of this Plan. Approval of the dissolution of Be pursuant to this Plan by holders of a majority of the outstanding Common Stock shall constitute the approval of Be's stockholders of the payment of any such compensation.

   11. Be shall continue to indemnify its officers, directors, employees, agents and representatives in accordance with its certificate of incorporation, as amended, and by-laws and any contractual arrangements, for the actions taken in connection with this Plan and the winding-up of the affairs of Be. Be's obligation to indemnify such persons may also be satisfied out of the assets of any Trust. The Board of Directors and the Trustees, in their absolute discretion, are authorized to obtain and maintain insurance as may be necessary or appropriate to cover Be's obligation hereunder, including seeking an extension in time and coverage of Be's insurance policies currently in effect.

   12. Notwithstanding approval of or consent to this Plan and the transactions contemplated hereby by Be's stockholders, the Board of Directors may modify, amend or abandon this Plan and the transactions contemplated hereby without further action by the stockholders to the extent permitted by the Delaware General Corporation Law.

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   13. The Board of Directors of Be is hereby authorized, without further action by Be's stockholders, to do and perform or cause the officers of Be, subject to approval of the Board of Directors, to do and perform, any and all acts, and to
make,   execute,   deliver  or  adopt  any  and  all  agreements,   resolutions,
conveyances, certificates and other documents of every kind which are deemed necessary, appropriate or desirable, in the absolute discretion of the Board of Directors, to implement this Plan and the transaction contemplated hereby, including, without limiting the foregoing, all filings or acts required by any state or federal law or regulation to wind-up its affairs.

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